Exhibit 10.3

AMENDMENT TO SENIOR SECURED CONVERTIBLE NOTE

This Amendment to Senior Secured Convertible Note (the “Amendment”) is entered into as of June 29, 2015, by and between Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”), and the counterparties named on the signature page (the “Holders”).

WHEREAS, on September 15, 2013 each of the Holders and the Company entered into that certain Convertible Note and Warrant Purchase Agreement (the “Note and Warrant Purchase Agreement”);

WHEREAS, the closing of the transactions contemplated by the Note and Warrant Purchase Agreement occurred on September 18, 2013, and each of the Holders purchased from the Company and the Company issued to each of the Holders a Senior Secured Convertible Promissory Note (each, a “September 2013 Note” and collectively, the “September 2013 Notes”) in the original principal amount set forth opposite each Holder’s name on Schedule A attached hereto;

WHEREAS, Section 6(c) of the September 2013 Notes provides that the September 2013 Notes may be amended by a written instrument signed by the Company and the Holder; and

WHEREAS, the Company and each of the Holders now desire to amend the terms of each of their September 2013 Notes, as more particularly described herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the Company and Holders hereby agree as follows:

1.Amendment to Section 2(a) of the September 2013 Notes. Section 2(a) of the September 2013 Notes is hereby amended and restated in its entirety as follows:

“(a).    During the 30-day period beginning on July 1, 2017, and upon notice provided by the Holders of a majority of the outstanding principal amount of the Notes during such period, the Company shall redeem the Notes in whole, and each Holder shall be obligated to surrender the Note in whole, at a redemption price equal to 100% of the outstanding principal amount of such Note being redeemed, together with any accrued but unpaid interest thereon to the redemption date. The Holders of a majority of the outstanding principal amount of the Notes shall effect such request for redemption under this Section 2 by giving notice by mail, first-class postage prepaid, to the Company of the intent to exercise the Holder’s right to require redemption and the date fixed for redemption (which shall be within 90-days of delivery of the redemption notice pursuant to this Section 2(a)). On or after the date fixed for redemption by the Holders, each Holder of Notes shall surrender his, her or its certificates evidencing all Notes to be redeemed to the Company at its principal executive offices and shall thereupon be entitled to receive payment of the redemption price for the Notes redeemed within 90-days of delivery of the redemption notice provided pursuant to this Section 2(a).”

2.     Terms of September 2013 Notes. Except as expressly modified hereby, all terms, conditions and provisions of the September 2013 Notes shall continue in full force and effect. In the event of any inconsistency or conflict between the September 2013 Notes and this Amendment, the terms and conditions of this Amendment shall govern and control.

3. Representations and Warranties of the Company. The Company represents and warrants to each Holder as of the date hereof:

a.This Amendment has been duly authorized, executed and delivered by the Company, and constitutes a valid, legal and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

b. The execution, delivery and performance of this Amendment and the consummation of the transactions herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the Company’s charter or by-laws or (iii) result in the violation of any law or statute or any judgment, order, rule, regulation or decree of any court or arbitrator or federal, state, local or foreign governmental agency or regulatory authority having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets, except in the case of clause (i) as would not result in a material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole. Except for notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis, no consent, approval, authorization or order of, or registration or filing with any governmental authority is required for the execution, delivery and performance of this Amendment or for the consummation of the transactions contemplated hereby.

4.     This Amendment may be executed by facsimile signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Quantum Fuel Systems Technologies Worldwide, Inc. By:_/s/ Brad Timon_____________________ Name: Brad Timon Title: Chief Financial Officer
HOLDERS:

By: /s/ Kevin Douglas
Name: The Douglas Irrevocable Descendant’s Trust
Title: Trustee

By: /s/ Kevin Douglas
Name: K&M Douglas Trust
Title: Trustee

By: /s/ W. Brian Olson
Name:W. Brian Olson

By: /s/ Bradley Timon
Name: Bradley Timon

By: /s/ Mark Arold
Name: Mark Arold

By: /s/ David Mazaika
Name: David Mazaika, Trustee of the David and Kristina Mazaika Trust U/A DTD 5/3/2008
Title: Trustee__ _________________________ _

By: /s/ Jonathan Lundy
Name: Jonathan Lundy

By: /s/ G. Scott Samuelsen
Name: G. Scott Samuelsen

By: /s/ Timothy McGaw
Name: Timothy McGaw